PROSPECTUS SUPPLEMENT NO. 1         Filed Pursuant to Rules 424(b)(3) and 424(c)
(To Prospectus dated February 13, 1997)     Registration Statement No. 333-03360


                               KOO KOO ROO, INC.
                                  COMMON STOCK
                           (Par Value $.01 per Share)
                        -------------------------------


     The following information supplements, and must be read in conjunction with, the information contained in the Prospectus, dated February 13, 1997 (the "Prospectus"), of Koo Koo Roo, Inc., a Delaware corporation (the "Company"). This Supplement must be delivered along with a copy of the Prospectus. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

     The sole purpose of this supplement is to update the information provided in the Prospectus under the caption Selling Stockholders as set forth herein.

                                    * * * *


                 ---------------------------------------------
               The date of this Supplement is December 10, 1997

     The information provided in the Prospectus in the table under the caption "Selling Stockholders" is deleted and is hereby updated as set forth below. In addition, the reference to December 31, 1996 in the first sentence of the paragraph under the caption "Selling Stockholders" is deleted and replaced with December 1, 1997.

                                              COMMON SHARES          COMMON
                                            BENEFICIALLY OWNED     SHARES TO BE       COMMON SHARES
                                              PRIOR TO THE        SOLD IN THE      BENEFICIALLY OWNED
                                               OFFERING/(1)/       OFFERING/(1)/   AFTER THE OFFERING
                                               --------             -------        ------------------
NAME OF SELLING STOCKHOLDER               NUMBER      PERCENT        NUMBER         NUMBER    PERCENT
---------------------------               ------      -------        ------         ------    -------
Dickstein & Co., L.P.                      85,163       1.1%          287,097          0          0
Dickstein & Co., L.P.                     201,934/(2)/
Dickstein International Limited            21,331         *            53,215          0          0
Dickstein International Limited            31,884/(2)/
Global Bermuda, L.P.                      212,562         *           212,562          0          0
Lakeshore International Limited           138,166/(3)/    *           138,166          0          0
Merced Partners, L.P.                     220,587/(3)/    *           220,587          0          0
Nelson Partners                           563,716/(3)/  2.2%          563,716          0          0
The Nicollet Fund, L.P.                   212,562         *           212,562          0          0
Olympus Securities, Ltd.                  372,835/(3)/  1.5%          372,835          0          0
Loretta Hirsch Shine                       29,759         *            29,759          0          0
TCW Shared Opportunity Fund,  L.P.         37,592         *            37,592          0          0

________________________

* Represents less than 1% of the Common Stock outstanding as of December 1, 1997.

(1) Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of Convertible Preferred Stock Warrants), assuming the last reported sales price of $3.313 per share of Common Stock on December 1, 1997 was used to determine the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether or to what extent dividends are paid in Common Stock. In order to calculate the number of shares of Convertible Preferred Stock or Convertible Preferred Stock Warrants to purchase such shares beneficially held, multiply the amount included in the column captioned "Common Shares Beneficially Owned Prior to the Offering," by 0.09409. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. The shares of Convertible Preferred Stock and the Convertible Preferred Stock Warrants were issued in the 1996 Private Placements. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

(2) Represents estimated number of shares of Common Stock issuable upon exercise of Convertible Preferred Stock Warrants and immediate conversion of the resulting shares of Convertible Preferred Stock into Common Stock.

(3) Excludes shares of Common Stock issuable upon conversion of shares of the Company's 6% Series B Convertible Preferred Stock beneficially owned by such holders. As of December 1, 1997, according to the Company's records, Lakeshore International Limited owned 7,740 shares, Merced Partners, L.P. owned 2,665 shares, Nelson Partners owned 10,406 shares and Olympus Securities, Ltd. owned 10,406 shares, of Series B Convertible Preferred Stock. See the Company's periodic report on Form 8-K dated February 27, 1997 for a discussion of the provisions governing the conversion of such shares.

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